                                 AMENDMENT NO. 2

         THIS AMENDMENT NO. 2 to Agreement and Plan of Merger and Reorganization is dated as of July 31, 2000 among SOPHEON PLC, a United Kingdom public company, limited by shares ("PARENT"), TELTECH RESOURCE NETWORK CORPORATION, a Minnesota corporation ("COMPANY") and SOPHEON CORPORATION, a Minnesota corporation and a wholly-owned subsidiary of Parent ("MERGER SUB").

                                    RECITALS

         A. Parent, Merger Sub and Company are parties to an Agreement and Plan of Merger and Reorganization dated as of January 21, 2000, as amended by Amendment No. 1 on April 28, 2000 (the "Merger Agreement") whereby Company will be merged with and into Merger Sub. Capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

         B. The Merger Agreement currently provides for the termination date of July 31, 2000, which date shall be extended by this Amendment.

         C. Warrants of the Company held by certain individuals will expire on July 31, 2000. The parties have agreed that the exercise date of the Warrants will be extended by the Company prior to the Warrant expiration, whereby such Warrants can be exercised at any time up to and including September 30, 2000, unless the Effective Time of the Merger occurs earlier.

         D. The parties have agreed that additional clarifying language shall be set forth in Section 8.3(i) of the Merger Agreement concerning the use and consultation of the Parent recommended broker in connection with the sale of Parent stock after the lock-up period to ensure an orderly market in Parent stock.

         E. The parties desire to effect and reflect the foregoing through this Amendment to the Merger Agreement as hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 3.4 of the Merger Agreement is hereby amended to add the following to the existing text:

         "Parent acknowledges and agrees that the Warrants which remain unexercised after July 31, 2000 will expire and shall automatically terminate. Pursuant to the provisions of Section 6.1 and 6.1(g) of this Agreement, Parent and Merger Sub have consented to an amendment of the Warrants by the Board of Directors of the Company to extend the expiration date of the Warrants to allow exercise of such Warrants at any time on or after July 31, 2000 through September 30, 2000; PROVIDED, HOWEVER, in the event that the Effective Time of the Merger occurs on a date prior to October 1, 2000, any Warrants which remain unexercised immediately prior to the Effective Time of the Merger shall be automatically terminated and cancelled."

         2. Section 6.1(g) of the Merger Agreement is hereby amended to add the following to the existing text:

         "PROVIDED, HOWEVER, that Parent and Merger Sub hereby consent to an amendment of the Warrants by the Board of Directors of the Company to extend the expiration date of the Warrants to September 30, 2000."

         3. Section 8.3(i) shall be amended in its entirety to read as follows:

         "(i) Parent shall have received shareholder agreements from all holders of five thousand (5,000) or more shares of Company Common Stock, as set forth in Annex A hereto, as applicable to their individual status, not to sell, transfer or otherwise dispose of their Parent stock for a period of six (6) months after the Closing in the case of non-employees and twelve (12) months in the case of employees. Notwithstanding such agreement by the applicable shareholders, Parent may in certain limited circumstances allow sales of its stock prior to the expiration of the aforesaid lock-up periods but there is no requirement that it do so. The holders of five thousand (5,000) or more shares of Company Common Stock shall also agree after expiration of the lock-up agreement not to dispose of their Parent stock other than through a broker specified by Parent or after full consultation with such broker to ensure an orderly market in Parent stock"

         4. Section 9.1(c) shall be amended in its entirety to read as follows:

         "(c) by either Parent or Company, if the Closing shall not have occurred on or before September 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date."

         5. All other terms and conditions of the Merger Agreement shall remain in full force and effect, unamended. Except as set forth herein, all capitalized terms that are undefined shall have the meanings ascribed to them as set forth in the Merger Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by the respective officers thereunto duly authorized.

                                        SOPHEON PLC

                                        By__________________________________
                                            Its_____________________________

                                        SOPHEON CORPORATION

                                        By__________________________________
                                            Its_____________________________

                                        TELTECH RESOURCE NETWORK CORPORATION

                                        By__________________________________
                                            Its_____________________________


                                       3